EXHIBIT 99

                               CEL-SCI CORPORATION

                                  Common Stock

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of CEL-SCI Corporation which may be issued pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant, to selected employees of CEL-SCI and other persons, of either shares of CEL-SCI's common stock or options to purchase shares of CEL-SCI's common stock. Persons who received Shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option Plans, Stock Bonus Plans, a Stock Compensation Plan and a 2014 Incentive Stock Bonus Plan. In some cases these plans are collectively referred to as the "Plans". The terms and conditions of any stock grants and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between CEL-SCI and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

     None  of  the  proceeds  from  the  sale  of  the  Shares  by  the  Selling
Shareholders will be received by CEL-SCI. CEL-SCI has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). CEL-SCI has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the "Risk Factors" section of this prospectus, beginning on page 15, for additional Risk Factors.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.















               The date of this Prospectus is August __, 2014.

                              AVAILABLE INFORMATION

     CEL-SCI is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning CEL-SCI can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning CEL-SCI is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which CEL-SCI has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed with the Commission by CEL-SCI (Commission File No. 001-11889) are incorporated by reference into this prospectus:


(1)  Annual  Report on Form 10-K for the fiscal year ended  September  30, 2013.
(2)  Report on Form 8-K filed on October 10, 2013.
(3)  Report on Form 8-K     filed on October  11,  2013.
(4)  Report on Form 8-K filed on  November  1, 2013.
(5)  Report on Form 8-K filed on December 19, 2013.
(6)  Report on Form 8-K filed on December 24,  2013.
(7)  Report on Form 8-K filed on April 14, 2014.
(8)  Report on Form 8-K filed on April 15,  2014.
(9)  Report on Form 8-K filed on April 18,  2014.
(10) Quarterly report on Form 10-Q for the three months ended December 31, 2013.
(11) Quarterly  report on Form 10-Q for the six months ended March 31, 2014.
(12) Proxy statement relating to the annual meeting of shareholders to be held on July 22, 2014.
(13) Report on Form 8-K filed on July 23, 2014.
(14) Report on Form 8-K filed on August 7, 2014.
(15) Quarterly  report on Form 10-Q for the nine months ended June 30, 2014.

    CEL-SCI will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                           8229 Boone Blvd., Suite 802
                             Vienna, Virginia 223l4
                                 (703) 506-9460
                              Attention: Secretary

      All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

      CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

                                TABLE OF CONTENTS
                                                                            PAGE


THE COMPANY ..........................................................       6

RISK FACTORS .........................................................

COMPARATIVE SHARE DATA ...............................................      24

MARKET FOR COMMON STOCK ..............................................      30

SELLING SHAREHOLDERS .................................................      31

PLAN OF DISTRIBUTION .................................................      36

DESCRIPTION  OF   SECURITIES..........................................      38

                               PROSPECTUS SUMMARY

              THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION
                   APPEARING ELSEWHERE IN THIS PROSPECTUS.


About CEL-SCI

      CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by utilizing the immune system, the body's natural defense system. Its lead investigational immunotherapy is Multikine(R) (Leukocyte Interleukin, Injection), currently being studied in a pivotal global Phase III clinical trial as a potential first-line treatment for advanced primary head and neck cancer. Multikine is also being used in a Phase I study with the Naval Medical Center, San Diego under a Cooperative Research and Development Agreement (CRADA) in HIV/HPV co-infected men and women with peri-anal warts. The purpose of this study is to evaluate the safety and clinical impact of Multikine as a treatment of peri-anal warts and assess its effect on anal intraepithelial dysplasia (AIN) in HIV/HPV co-infected men and women.

      CEL-SCI's focus in HPV is not the development of an antiviral against HPV in the general population. Instead it is the development of an immunotherapy to be used in patients who are immune suppressed by diseases such as HIV and are therefore less able or unable to control HPV and its resultant diseases. This group of patients has no viable treatments available to them and there are, to CEL-SCI's knowledge, no competitors at the current time. HPV is also relevant to the head and neck cancer Phase III study since it is now known that HPV is a cause of head and neck cancer. Multikine was shown to kill HPV in an earlier study of HIV infected women with cervical dysplasia.

      CEL-SCI is also investigating a different peptide-based immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1 hospitalized patients and as a vaccine (CEL-2000) for Rheumatoid Arthritis (RA), which is currently in preclinical testing, using its LEAPS technology platform. CEL-SCI recently received a Phase I SBIR Grant from the NIH to develop LEAPS as a potential treatment for RA with Rush University researchers.

      CEL-SCI was formed as a Colorado corporation in 1983. CEL-SCI's principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. CEL-SCI's telephone number is 703-506-9460 and its web site is www.cel-sci.com.

      CEL-SCI makes its electronic filings with the Securities and Exchange Commission (SEC), including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on its website free of charge as soon as practicable after they are filed or furnished to the SEC.

CEL-SCI's business consists of the following:

       1) Multikine(R) (Leukocyte Interleukin, Injection) investigational immunotherapy against cancer and Human Papilloma Virus (HPV);

       2) LEAPS technology, with two investigational therapies, LEAPS-H1N1-DC pandemic flu treatment for hospitalized patients and CEL-2000, a rheumatoid arthritis treatment vaccine.

MULTIKINE


      CEL-SCI's lead investigational therapy, Multikine (Leukocyte Interleukin, Injection), is currently being developed as a potential therapeutic agent directed at using the immune system to produce an anti-tumor immune response. Data from Phase I and Phase II clinical trials suggest that Multikine simulates the activities of a healthy person's immune system, enabling it to use the body's own anti-tumor immune response. Multikine (Leukocyte Interleukin, Injection) is the full name of this investigational therapy, which, for simplicity, is referred to in the remainder of this document as Multikine. Multikine is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with CEL-SCI's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Neither has its safety or efficacy been established for any use.

      Multikine has been cleared by the regulators in ten countries around the world, including the U.S. FDA, for a global Phase III clinical trial in advanced primary (not yet treated) head and neck cancer patients. The trial is currently under the management of two new clinical research organizations (CROs) who are adding 60-80 clinical centers in existing and new countries to increase the speed of patient enrollment.

      The trial will test the hypothesis that Multikine treatment administered prior to the current standard therapy for head and neck cancer patients (surgical resection of the tumor and involved lymph nodes followed by radiotherapy or radiotherapy and concurrent chemotherapy) will extend the overall survival, enhance the local/regional control of the disease and reduce the rate of disease progression in patients with advanced oral squamous cell carcinoma.

      The primary clinical endpoint in CEL-SCI's ongoing Phase III clinical trial is that a 10% improvement in overall survival in the Multikine treatment arm, plus the current standard of care (SOC - consisting of surgery + radiotherapy or surgery + radiochemotherapy), over that which can be achieved in the SOC arm alone (in the well-controlled Phase III clinical trial currently ongoing) must be achieved. Based on what is presently known about the current survival statistics for this population, CEL-SCI believes that achievement of this endpoint should enable CEL-SCI, subject to further consultations with FDA, to move forward, prepare and submit a Biologic License Application to FDA for Multikine.

      In this clinical trial Multikine is given to cancer patients first, i.e., prior to their receiving any conventional treatment for cancer, including surgery, radiation and/or chemotherapy. This could be shown to be important because conventional therapy may weaken the immune system, and may compromise the potential effect of immunotherapy. Because Multikine is given before conventional cancer therapy, when the immune system may be more intact, CEL-SCI believes the possibility exists for it to have a greater likelihood of activating an anti-tumor immune response under these conditions. This likelihood is one of the clinical aspects being evaluated in the ongoing global Phase III clinical trial.

      Multikine is a different kind of investigational therapy in the fight against cancer; Multikine is a defined mixture of cytokines. It is a combination immunotherapy, possessing both active and passive properties.

      In October 2012, and again in November 2013, in an interim review of the safety data from the Phase III study, an Independent Data Monitoring Committee
(IDMC) raised no safety concerns. The IDMC also indicated that no safety signals were found that would call into question the benefit/risk of continuing the study. CEL-SCI considers the results of the IDMC review to be important since studies have shown that up to 30% of Phase III trials fail due to safety considerations and the IDMC's safety findings from this interim review were similar to those reported by investigators during CEL-SCI's Phase I-II trials. Ultimately, the decision as to whether a drug is safe is made by the FDA based on an assessment of all of the data from a trial.

      During the early investigational phase, in Phase I and Phase II clinical trials in over 220 subjects who received the investigational therapy Multikine in doses of 200 to 3200 IU (international units), no serious adverse events were reported as being expressly due to administration of this investigational therapy, and subjects in those clinical trials and the treating physicians reported that this investigational therapy was well tolerated in those early-stage clinical trials. Adverse events which were reported included pain at the injection site, local minor bleeding and edema at the injection site, diarrhea, headache, nausea, and constipation. No "abnormal" laboratory results were reported following Multikine treatment - other than those commonly seen by treating physicians in this patient population - regardless of Multikine administration. Similarly, in these early-phase clinical studies in patients, there was no reported increased toxicity of follow-on treatments as a result of Multikine administration. No complications following surgery (such as increased time for wound healing) were reported. No definitive conclusions can be drawn from these data about the safety or efficacy profile of this investigational therapy, further research is required and the global Phase III study is ongoing in an effort to confirm these results.

       The following is a summary of results from CEL-SCI's last Phase II study conducted with Multikine. This study used the same treatment protocol as is being used in CEL-SCI's Phase III study:

o In the final Phase II clinical study, using the same dosage and treatment regimen as is being used in the Phase III study, head and neck cancer patients with locally advanced primary disease who received the investigational therapy Multikine as first-line investigational therapy followed by surgery and radiotherapy were reported by the clinical investigators to have had a 63.2% overall survival (OS) rate at 3.5 years from surgery. This percentage OS was arrived at as follows: of the 22 subjects enrolled in this final Phase II study, the consent for the survival follow-up portion of the study was received from 19 subjects. One subject did not consent to the follow-up portion of the study. The other 2 subjects did not have squamous cell carcinoma of the oral cavity and were thus not evaluable per the protocol. The overall survival rate of subjects receiving the investigational therapy in this study was compared to the overall survival rate that was calculated based upon a review of 55 clinical trials conducted in the same cancer population (with a total of 7,294 patients studied), and reported in the peer reviewed scientific literature between 1987 and 2007. Review of this literature showed an approximate survival rate of 47.5% at 3.5 year from treatment. Therefore, the results of CEL-SCI's final Phase II study were considered to be potentially favorable in terms of overall survival recognizing the limitations of this early-phase study. It should be noted that an earlier investigational therapy Multikine study appears to lend support to the overall survival findings described above -Feinmesser et al Arch Otolaryngol. Surg. 2003. However, no definitive conclusions can be drawn from these data about the potential efficacy or safety profile of this investigational therapy. Moreover, further research is required, and these results must be confirmed in the well-controlled Phase III clinical trial of this investigational therapy that is currently in progress. Subject to completion of that Phase III trial and FDA's review and acceptance of CEL-SCI's entire data set on this investigational therapy, CEL-SCI believes that these early-stage clinical trial results indicate the potential for this investigational therapy to become a treatment for advanced primary head and neck cancer.

o     Reported  average of 50%  reduction  in tumor  cells in Phase II trials:
      The clinical investigators who administered the three week Multikine treatment regimen used in Phase II studies reported that, as was determined in a controlled pathology study, Multikine administration appeared to have caused, on average, the disappearance of about half of the cancer cells present at surgery (as determined by histopathology assessing the area of Stroma/Tumor (Mean+/- Standard Error of the Mean of the number of cells counted per filed)) even before the start of standard therapy such as radiation and chemotherapy (Timar et al JCO
      2005).

o     Reported  12%  complete  response  in the  final  Phase  II  trial:  The
      clinical   investigators  who  administered  the  three  week  Multikine investigational treatment regimen used in the final Phase II study reported that, as was determined in a controlled pathology study, the tumor apparently was no longer present (as determined by histopathology) in approximately 12 % of patients (2 of 17 evaluable by pathology). This determination was made by three pathologists blinded to the study from the surgical specimen after a three week treatment with Multikine (Timar et al JCO 2005).

o Adverse events reported in clinical trials: In clinical trials conducted to date with the Multikine investigational therapy, adverse events which have been reported by the clinical investigators as possibly or probably related to Multikine administration included pain at the injection site, local minor bleeding and edema at the injection site, diarrhea, headache, nausea, and constipation.

      The clinical significance of these and other data, to date, from the multiple Multikine clinical trials is not yet known. These preliminary clinical data do suggest the potential to demonstrate a possible improvement in the clinical outcome for patients treated with Multikine.

     Subject to completion of CEL-SCI's global Phase III clinical trial and FDA's review of CEL-SCI's entire data set on this investigational therapy, if the FDA were to conclude that the safety and efficacy of this investigational therapy is established, the early-phase clinical data is encouraging in suggesting the potential that approximately 60-66% (2/3) of head and neck cancer patients with advanced primary disease could be candidates for this investigational therapy if it were to be approved by FDA.

      CEL-SCI has an agreement with Teva Pharmaceutical Industries, Ltd., which provides Teva with the exclusive license to market and distribute Multikine in Israel, Turkey, and, later on added Serbia and Croatia. Pursuant to the agreement, Teva has signed up three hospitals and enrolled patients in Israel as part of the Phase III trial. Revenues will be divided between CEL-SCI and Teva.

      CEL-SCI has an agreement with Orient Europharma of Taiwan which provides Orient Europharma with the exclusive marketing rights to Multikine for all cancer indications in Taiwan, Singapore, Hong Kong, Malaysia, South Korea, the Philippines, Australia and New Zealand. The agreement requires Orient Europharma to fund the clinical trials needed to obtain marketing approvals in these countries for head and neck cancer, naso-pharyngeal cancer and potentially cervical cancer. Orient Europharma has signed up nine centers in Taiwan where it has enrolled patients as part of the Phase III trial. Revenues will be divided between CEL-SCI and Orient Europharma.

      CEL-SCI has a licensing agreement with Byron Biopharma LLC ("Byron") under which CEL-SCI granted Byron an exclusive license to market and distribute Multikine in the Republic of South Africa. Pursuant to the agreement, Byron will be responsible for registering the product in South Africa. Once Multikine has been approved for sale, CEL-SCI will be responsible for manufacturing the product, while Byron will be responsible for sales in South Africa. Revenues will be divided between CEL-SCI and Byron.

      In August 2011, CEL-SCI entered into an exclusive Sales, Marketing and Distribution agreement with IDC-GP Pharm LLC ("IDC-GP Pharm") under which CEL-SCI granted IDC-GP Pharm an exclusive license to market Multikine in the countries of Argentina and Venezuela (the "Territory"). The agreement expired on August 4, 2013 since IDC-GP Pharma did not receive regulatory approval of Multikine in any country in the territory.

      On April 23, 2013, the CEL-SCI announced that it has replaced the clinical research organizations (CRO) running its Phase III clinical trial. This was necessary since the patient enrollment in the study dropped off substantially following a takeover of the CRO which caused most of the members of the CRO's study team to leave the CRO. CEL-SCI has hired two CRO's who will manage the global Phase III study; Aptiv Solutions and Ergomed who are both international leaders in managing oncology trials. Both CRO's will help CEL-SCI expand the trial to approximately 100 clinical sites globally.

      As of August 1, 2014, the last update given by CEL-SCI, the study had enrolled 232 patients. CEL-SCI expects to see a further increase in the number of patients enrolled in the study at an accelerating pace as (i) the current centers finalize all logistical issues and (ii) additional countries and centers are added throughout the world. Full enrollment of the planned 880 patients is expected by the end of 2015.

     In April 2013, CEL-SCI entered into a co-development agreement with Ergomed. Under the co-development agreement, Ergomed will contribute up to $10 million towards the study in the form of offering discounted clinical services in exchange for a single digit percentage of milestone and royalty payments, up to a specified maximum amount, only from sales of Multikine. Ergomed, a privately-held firm headquartered in Europe with global operations, has entered into multiple similar co-development agreements, including one with Genzyme (purchased by Sanofi in 2011 for over $20 billion). Ergomed will be responsible for the majority of the new patient enrollment since it has a novel model for clinical site management to accelerate patient recruitment and retention. For example, Ergomed has almost 25 physicians who can directly call on clinical sites to aid recruitment and retention. Some of the Ergomed physicians also have the experience of being clinical investigators themselves. CEL-SCI believes that this interaction on a physician to physician level is what is needed to help increase enrollment in the Multikine study.

     CEL-SCI estimates the total cash cost of the Phase III trial, with the exception of the parts that will be paid by its partners, to be approximately $29.7 million after June 30, 2014. This is in addition to approximately $14.9 million which has been spent as of June 30, 2014. This estimate is based on information currently available in CEL-SCI's contracts with the Clinical Research Organizations responsible for managing the Phase III trial. This number can be affected by the speed of enrollment, foreign currency exchange rates and many other factors, some of which cannot be foreseen today. It is therefore possible that the cost of the Phase III trial will be higher than currently estimated.

      On October 7, 2013, CEL-SCI announced a Cooperative Research and Development Agreement with the U.S. Naval Medical Center, San Diego. Pursuant to this agreement, the Naval Medical Center will conduct Human Subjects Institutional Review Board approved Phase I study of CEL-SCI's investigational immunotherapy, Multikine, in HIV/HPV co-infected men and women with peri-anal warts. Anal and genital warts are commonly associated with the Human Papilloma Virus, the most common sexually transmitted disease. Men and women with a history of anogenital warts have a 30 fold increased risk of anal cancer. Persistent HPV infection in the anal region is thought to be responsible for up to 80% of anal cancers. HPV is a significant health problem in the HIV infected population as individuals are living longer as a result of greatly improved HIV medications.

     The purpose of this study is to evaluate the safety and clinical impact of Multikine as a treatment of peri-anal warts and assess its effect on anal intraepithelial dysplasia (AIN) in HIV/HPV co-infected men and women.

      CEL-SCI will contribute the investigational study drug Multikine, will retain all rights to any currently owned technology, and will have the right to exclusively license any new technology developed from the collaboration.

     Multikine will be given to the HIV/HPV co-infected patients with peri-anal warts since promising early results were seen in another Institutional Review Board approved Multikine Phase I study conducted at the University of Maryland. In this study, investigational therapy Multikine was given to HIV/HPV co-infected women with cervical dysplasia resulting in visual and histological evidence of clearance of lesions. Furthermore, elimination of a number of HPV strains was determined by in situ polymerase chain reaction (PCR) performed on tissue biopsy collected before and after Multikine treatment. As reported by the investigators in the earlier study, the study volunteers all appeared to tolerate the treatment with no reported serious adverse events.

      The treatment regimen for the study of up to 15 HIV/HPV co-infected patient volunteers with peri-anal warts to be conducted by the Naval Medical Center will be identical to the regimen that was used in the earlier Multikine cervical study in HIV/HPV co-infected patients.

      In October 2013, CEL-SCI entered into a co-development and profit sharing agreement with Ergomed for Multikine in HIV/HPV co-infected men and women with peri-anal warts. This agreement will initially be in support of the development with the U.S. Navy. Ergomed will assume up to $3 million in clinical and regulatory costs.

      Also in October 2013, CEL-SCI entered into a co-development and profit sharing agreement with Ergomed for Multikine in HIV/HPV co-infected women with cervical dysplasia. Human Papilloma Virus (HPV) is the most common sexually transmitted disease. HPV is a significant health problem in the HIV infected population as individuals are living longer as a result of greatly improved HIV medications. People living with HIV and others with compromised immunity are more at risk for HPV-related complications. Persistent HPV infection can also be a precursor to cervical cancer. Ergomed will assume up to $3 million in clinical and regulatory costs.

      CEL-SCI's focus in HPV is not the development of an antiviral against HPV in the general population. Instead it is the development of an immunotherapy to be used in patients who are immune suppressed by diseases such as HIV and are therefore less able or unable to control HPV and its resultant diseases. This group of patients has no viable treatments available to them and there are, to CEL-SCI's knowledge, no competitors at the current time. HPV is also relevant to the head and neck cancer Phase III study since it is now known that HPV is a cause of head and neck cancer. Multikine was shown to kill HPV in an earlier study of HIV infected women with cervical dysplasia.

Manufacturing Facility

      Before starting the Phase III trial, CEL-SCI needed to build a dedicated manufacturing facility to produce Multikine. This facility has been completed and validated, and has produced several clinical lots for the Phase III clinical trial. The facility has also passed review by a European Qualified Person on two different occasions.

      CEL-SCI completed validation of its new manufacturing facility in January 2010. The state-of-the-art facility is being used to manufacture Multikine for CEL-SCI's Phase III clinical trial. In addition to using this facility to manufacture Multikine, CEL-SCI, only if the facility is not being used for Multikine, may offer the use of the facility as a service to pharmaceutical companies and others, particularly those that need to "fill and finish" their drugs in a cold environment (4 degrees Celsius, or approximately 39 degrees Fahrenheit). However, priority will always be given to Multikine as management considers the Multikine supply to the clinical studies and preparation for a final marketing approval to be more important than offering fill and finish services. Fill and finish is the process of filling injectable drugs in a sterile manner and is a key part of the manufacturing process for many medicines.

LEAPS

      CEL-SCI's patented T-cell Modulation Process, referred to as LEAPS (Ligand Epitope Antigen Presentation System), uses "heteroconjugates" to direct the body to choose a specific immune response. LEAPS is designed to stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune, allergies, transplantation rejection and cancer, when it cannot do so on its own. Administered like a vaccine, LEAPS combines T-cell binding ligands with small, disease associated, peptide antigens and may provide a new method to treat and prevent certain diseases.

      The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

      Using the LEAPS technology, CEL-SCI has created a potential peptide treatment for H1N1 (swine flu) hospitalized patients. This LEAPS flu treatment is designed to focus on the conserved, non-changing epitopes of the different strains of Type A Influenza viruses (H1N1, H5N1, H3N1, etc.), including "swine", "avian or bird", and "Spanish Influenza", in order to minimize the chance of viral "escape by mutations" from immune recognition. Therefore one should think of this treatment not really as an H1N1 treatment, but as a pandemic flu treatment. CEL-SCI's LEAPS flu treatment contains epitopes known to be associated with immune protection against influenza in animal models.

      In September 2009, the U.S. Food and Drug Administration advised CEL-SCI that it could proceed with its first clinical trial to evaluate the effect of LEAPS-H1N1 treatment on the white blood cells of hospitalized H1N1 patients. This followed an expedited initial review of CEL-SCI's regulatory submission for this study proposal.

      In November 2009, CEL-SCI announced that The Johns Hopkins University School of Medicine had given clearance for CEL-SCI's first clinical study to proceed using LEAPS-H1N1. Soon after the start of the study, the number of hospitalized H1N1 patients dramatically declined and the study has been unable to complete the enrollment of patients.

     Additional work on this treatment for the pandemic flu is being pursued in collaboration with the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health, USA. In May 2011 NIAID scientists presented data at the Keystone Conference on "Pathogenesis of
Influenza: Virus-Host Interactions" in Hong Kong, China, showing the positive results of efficacy studies in mice of L.E.A.P.S. H1N1 activated dendritic cells
(DCs) to treat the H1N1 virus. Scientists at the NIAID found that H1N1-infected mice treated with LEAPS-H1N1 DCs showed a survival advantage over mice treated with control DCs. The work was performed in collaboration with scientists led by Kanta Subbarao, M.D., Chief of the Emerging Respiratory Diseases Section in NIAID's Division of Intramural Research, part of the National Institutes of Health, USA.

     In July 2013, CEL-SCI announced the publication of the results of additional influenza studies by researchers from the NIAID in the Journal of Clinical Investigation (www.jci.org/articles/view/67550). The studies described in the publication show that when CEL-SCI's investigational J-LEAPS Influenza Virus treatments were used "in vitro" to activate immune cells called dendritic cells (DCs), these activated dendritic cells, when injected into influenza infected mice, arrested the progression of lethal influenza virus infection in these mice. The work was performed in the laboratory of Dr. Subbarao.

      With its LEAPS technology, CEL-SCI also developed a second peptide named CEL-2000, a potential rheumatoid arthritis vaccine. The data from animal studies of rheumatoid arthritis using the CEL-2000 treatment vaccine demonstrated that CEL-2000 is an effective treatment against arthritis with fewer administrations than those required by other anti-rheumatoid arthritis treatments, including Enbrel(R). CEL-2000 is also potentially a more disease type-specific therapy, is calculated to be significantly less expensive and may be useful in patients unable to tolerate or who may not be responsive to existing anti-arthritis therapies.

      In February 2010 CEL-SCI announced that its CEL-2000 vaccine demonstrated that it was able to block the progression of rheumatoid arthritis in a mouse model. The results were published in the scientific peer-reviewed Journal of International Immunopharmacology (online edition) in an article titled "CEL-2000: A Therapeutic Vaccine for Rheumatoid Arthritis Arrests Disease Development and Alters Serum Cytokine/Chemokine Patterns in the Bovine Collagen Type II Induced Arthritis in the DBA Mouse Model" with lead author Daniel Zimmerman, Ph.D., Senior Vice President of Research, Cellular Immunology at CEL-SCI. The study was co-authored by scientists from CEL-SCI, Washington Biotech, Northeastern Ohio Universities Colleges of Medicine and Pharmacy and Boulder BioPath.

      In August 2012, Dr. Zimmerman gave a Keynote presentation at the OMICS 2nd International Conference on Vaccines and Vaccinations in Chicago. This presentation showed how the LEAPS peptides administered altered only select cytokines specific for each disease model, thereby improving the status of the test animals and even preventing death and morbidity. These results support the growing body of evidence that provides for its mode of action by a common format in these unrelated conditions by regulation of Th1 (e.g., IL12 and IFN-a) and their action on reducing TNF-a and other inflammatory cytokines as well regulation of antibodies to these disease associated antigens. This was also illustrated by a schematic model showing how these pathways interact and result in the overall effect of protection and regulation of cytokines in a beneficial manner.

      In July 2014, CEL-SCI was awarded a Phase I Small Business Innovation Research (SBIR) grant in the amount of $225,000 from the National Institute of Arthritis Muscoskeletal and Skin Diseases (NIAMS), which is part of the National Institutes of Health (NIH). The grant will fund the further development of the LEAPS technology as a potential treatment for rheumatoid arthritis (RA), an autoimmune disease of the joints. The work will be conducted in collaboration with scientists at Rush University Medical Center in Chicago, Illinois.

     Even though the various LEAPS drug candidates have not yet been given to humans, they have been tested in vitro with human cells. They have induced similar cytokine responses that were seen in these animal models, which may indicate that the LEAPS technology might translate to humans. The LEAPS candidates have demonstrated protection against lethal herpes simplex virus
(HSV1) and H1N1 influenza infection, as a prophylactic or therapeutic agent in animals. They have also shown efficacy in animals in two autoimmune conditions, curtailing and sometimes preventing disease progression in arthritis and myocarditis animal models. CEL-SCI's belief is that the LEAPS technology may be a significant alternative to the vaccines currently available on the market today for these diseases.

      None of the LEAPS investigational products have been approved for sale, barter or exchange by the FDA or any other regulatory agency for any use to treat disease in animals or humans. The safety or efficacy of these products has not been established for any use. Lastly, no definitive conclusions can be drawn from the early-phase, preclinical-trials data involving these investigational products. Before obtaining marketing approval from the FDA in the United States, and by comparable agencies in most foreign countries, these product candidates must undergo rigorous preclinical and clinical testing which is costly and time consuming and subject to unanticipated delays. There can be no assurance that these approvals will be granted.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains various forward-looking statements that are based on CEL-SCI's beliefs as well as assumptions made by and information currently available to CEL-SCI. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      Investors should be aware that this offering involves the risks described below, which could adversely affect the price of CEL-SCI's common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this prospectus.

Risks Related to CEL-SCI

Since CEL-SCI has earned only limited revenues and has a history of losses, CEL-SCI will require additional capital to remain in operation, complete its clinical trials and fund pre-marketing expenses.

      CEL-SCI has had only limited revenues since it was formed in 1983. Since the date of its formation and through June 30, 2014, CEL-SCI incurred net losses of approximately $(232,000,000). CEL-SCI has relied principally upon the proceeds of public and private sales of its securities to finance its activities to date.

     If CEL-SCI cannot obtain additional capital, CEL-SCI may have to postpone development and research expenditures, which will delay CEL-SCI's ability to produce a competitive product. Delays of this nature may depress the price of

CEL-SCI's common stock. In addition, although CEL-SCI is not aware of a direct competitor for Multikine, it is possible that one exists. There are many potential competitors of LEAPS. If competitors develop, any delay in the development of CEL-SCI's products may provide opportunities to those competitors.

      The condition of the overall economy may continue to affect both the availability of capital and CEL-SCI's stock price. In addition, future capital raises, which will be necessary for CEL-SCI's survival, will be further dilutive to current shareholders. There can be no assurance that CEL-SCI will be able to raise the capital it will need.

All of CEL-SCI's potential products, with the exception of Multikine, are in the early stages of development, and any commercial sale of these products will be many years away.

      Even potential product sales from Multikine are years away, since cancer trials can be lengthy. Accordingly, CEL-SCI expects to incur substantial losses for the foreseeable future.

Since CEL-SCI does not intend to pay dividends on its common stock, any potential return to investors will result only from any increases in the price of CEL-SCI's common stock.

      At the present time, CEL-SCI intends to use available funds to finance its operations. Accordingly, while payment of dividends rests within the discretion of CEL-SCI's Directors, no common stock dividends have been declared or paid by CEL-SCI and CEL-SCI has no intention of paying any common stock dividends in the foreseeable future. Any gains for CEL-SCI's investors will most likely result from increases in the price of CEL-SCI's common stock, which has been volatile in the recent past. If CEL-SCI's stock price does not increase, which likely will depend primarily upon the results of the Multikine clinical trials, an investor is unlikely to receive any return on an investment in CEL-SCI's common stock.

The costs of CEL-SCI's product development and clinical trials are difficult to estimate and will be very high for many years, preventing CEL-SCI from making a profit for the foreseeable future, if ever.

     Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. CEL-SCI's estimates of the costs associated with future clinical trials and research may be substantially lower than what CEL-SCI actually experiences. It is impossible to predict what CEL-SCI will face in the development of a product, such as LEAPS. The purpose of clinical trials is to provide both CEL-SCI and regulatory authorities with safety and efficacy data in humans. It is relatively common to revise a trial or add subjects to a trial in progress. These examples of common vagaries in product development and clinical investigations demonstrate how predicted costs may exceed reasonable expectations. The different and often complex steps necessary to obtain regulatory approval, especially that of the United States Food and Drug Administration ("FDA") and the European Union's European Medicine's Agency ("EMA"), involve significant costs and may require several years to complete. CEL-SCI expects that it will need substantial additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses.

      The extent of CEL-SCI's clinical trials and research programs are primarily based upon the amount of capital available to CEL-SCI and the extent to which it receives regulatory approvals for clinical trials. CEL-SCI has established estimates of the future costs of the Phase III clinical trial for Multikine, but, as explained above, that estimate may not prove correct.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

      Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. CEL-SCI is committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changing legal requirements may cause CEL-SCI to incur higher costs as it revises current practices, policies and procedures, and may divert management time and attention from potential revenue-generating activities to compliance matters. If CEL-SCI's efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, CEL-SCI's reputation may also be harmed. Further, CEL-SCI's board members, chief executive officer and president could face an increased risk of personal liability in connection with the performance of their duties. As a result, CEL-SCI may have difficulty attracting and retaining qualified board members and executive officers, which could harm its business.

CEL-SCI has not established a definite plan for the marketing of Multikine.

      CEL-SCI has not established a definitive plan for marketing nor has it established a price structure for any of its products. However, CEL-SCI intends, if it is in a position to do so, to sell Multikine itself in certain markets and to enter into written marketing agreements with various major pharmaceutical firms with established sales forces. The sales forces in turn would, CEL-SCI believes, target CEL-SCI's products to cancer centers, physicians and clinics involved in head and neck cancer. CEL-SCI has already licensed Multikine to three companies, Teva Pharmaceuticals in Israel, Turkey, Serbia and Croatia, Orient Europharma in Taiwan, Singapore, Hong Kong, Malaysia, South Korea, the Philippines, Australia and New Zealand, and Byron BioPharma, LLC in South Africa. CEL-SCI believes that these companies have the resources to market Multikine appropriately in their respective territories, but there is no guarantee that they will. There is no assurance that CEL-SCI will find qualified parties willing to market CEL-SCI's product in other areas.

     CEL-SCI may encounter problems, delays and additional expenses in developing marketing plans with outside firms. In addition, even if Multikine is cost effective and proven to increase overall survival, CEL-SCI may experience other limitations involving the proposed sale of Multikine, such as uncertainty of third-party reimbursement. There is no assurance that CEL-SCI can successfully market any products which it may develop.

CEL-SCI hopes to expand its clinical development capabilities in the future, and any difficulties hiring or retaining key personnel or managing this growth could disrupt CEL-SCI's operations.

      CEL-SCI is highly dependent on the principal members of CEL-SCI's management and development staff. If the Multikine clinical trial is successful, CEL-SCI expects to expand its clinical development and manufacturing capabilities, which will involve hiring additional employees. Future growth will require CEL-SCI to continue to implement and improve CEL-SCI's managerial, operational and financial systems and to continue to retain, recruit and train additional qualified personnel, which may impose a strain on CEL-SCI's administrative and operational infrastructure. The competition for qualified personnel in the biopharmaceutical field is intense. CEL-SCI is highly dependent on its ability to attract, retain and motivate highly qualified management and specialized personnel required for clinical development. Due to CEL-SCI's limited resources, CEL-SCI may not be able to manage effectively the expansion of its operations or recruit and train additional qualified personnel. If CEL-SCI is unable to retain key personnel or manage its growth effectively, CEL-SCI may not be able to implement its business plan.

Multikine is made from components of human blood, which involves inherent risks that may lead to product destruction or patient injury.

      Multikine is made, in part, from components of human blood. There are inherent risks associated with products that involve human blood such as possible contamination with viruses, including Hepatitis or HIV. Any possible contamination could require CEL-SCI to destroy batches of Multikine or cause injuries to patients who receive the product, thereby subjecting CEL-SCI to possible financial losses, lawsuits, and harm to its business.

      Although CEL-SCI has product liability insurance for Multikine, the successful prosecution of a product liability case against CEL-SCI could have a materially adverse effect upon its business if the amount of any judgment exceeds CEL-SCI's insurance coverage. Such a suit also could damage the reputation of Multikine and make successful marketing of the product less likely. CEL-SCI commenced the Phase III clinical trial for Multikine in December 2010. Although no claims have been brought to date, participants in CEL-SCI's clinical trials could bring civil actions against CEL-SCI for any unanticipated harmful effects arising from the use of Multikine or any drug or product that CEL-SCI may attempt to develop.

Risks Related to Government Approvals

CEL-SCI's product candidates must undergo rigorous preclinical and clinical testing and regulatory approvals, which could be costly and time-consuming and subject CEL-SCI to unanticipated delays or prevent CEL-SCI from marketing any products.

      Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, from the FDA in the United States, the EMA in the European Union, and by comparable agencies in most foreign countries. Before obtaining marketing approval, these product candidates must undergo costly and time consuming preclinical and clinical testing which could subject CEL-SCI to unanticipated delays and may prevent CEL-SCI from marketing its product candidates. There can be no assurance that such approvals will be granted.

      CEL-SCI cannot be certain when or under what conditions it will undertake future clinical trials. A variety of issues may delay CEL-SCI's Phase III clinical trial for Multikine or preclinical and early clinical trials for other products. For example, early trials, or the plans for later trials, may not satisfy the requirements of regulatory authorities, such as the FDA. CEL-SCI may fail to find subjects willing to enroll in CEL-SCI's trials. CEL-SCI manufactures Multikine, but relies on third party vendors for managing the trial process and other activities, and these vendors may fail to meet appropriate standards. Accordingly, the clinical trials relating to CEL-SCI's product candidates may not be completed on schedule, the FDA or foreign regulatory agencies may order CEL-SCI to stop or modify its research, or these agencies may not ultimately approve any of CEL-SCI's product candidates for commercial sale. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of CEL-SCI's product candidates. The data collected from CEL-SCI's clinical trials may not be sufficient to support regulatory approval of its various product candidates, including Multikine. CEL-SCI's failure to adequately demonstrate the safety and efficacy of any of its product candidates would delay or prevent regulatory approval of its product candidates in the United States, which could prevent CEL-SCI from achieving profitability. Although CEL-SCI had positive results in its Phase II trials for Multikine, those results were for a very small sample set, and CEL-SCI will not know definitively how Multikine will perform until CEL-SCI is well into, or completes, its Phase III clinical trial.

      The requirements governing the conduct of clinical trials, manufacturing, and marketing of CEL-SCI's product candidates, including Multikine, outside the United States vary from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different trial designs. Foreign regulatory approval processes include all of the risks associated with the FDA approval process. Some of those agencies also must approve prices for products approved for marketing. Approval of a product by the FDA or the EMA does not ensure approval of the same product by the health authorities of other countries. In addition, changes in regulatory requirements for product approval in any country during the clinical trial process and regulatory agency review of each submitted new application may cause delays or rejections.

      CEL-SCI has only limited experience in filing and pursuing applications necessary to gain regulatory approvals. CEL-SCI's lack of experience may impede its ability to obtain timely approvals from regulatory agencies, if at all. CEL-SCI will not be able to commercialize Multikine and other product candidates until it has obtained regulatory approval. In addition, regulatory authorities may also limit the types of patients to which CEL-SCI or others may market Multikine or CEL-SCI's other products. Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of CEL-SCI or potential licensees to successfully market CEL-SCI's products.

Even if CEL-SCI obtains regulatory approval for its product candidates, CEL-SCI will be subject to stringent, ongoing government regulation.

      If CEL-SCI's products receive regulatory approval, either in the United States or internationally, CEL-SCI will continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

    o     product design, development and manufacture;
    o     product application and use
    o     adverse drug experience;
    o     product advertising and promotion;
    o     product manufacturing, including good manufacturing practices
    o     record keeping requirements;
    o registration and listing of CEL-SCI's establishments and products with the FDA, EMA and other state and national agencies;
    o     product storage and shipping;
    o     drug sampling and distribution requirements;
    o     electronic record and signature requirements; and
    o     labeling changes or modifications.

      CEL-SCI and any third-party manufacturers or suppliers must continually adhere to federal regulations setting forth requirements, known as current Good Manufacturing Practices, or cGMPs, and their foreign equivalents, which are enforced by the FDA, the EMA and other national regulatory bodies through their facilities inspection programs. If CEL-SCI's facilities, or the facilities of CEL-SCI's contract manufacturers or suppliers, cannot pass a pre-approval plant inspection, the FDA, EMA, or other national regulators will not approve the marketing applications of CEL-SCI's product candidates. In complying with cGMP and foreign regulatory requirements, CEL-SCI and any of its potential third-party manufacturers or suppliers will be obligated to expend time, money and effort in production, record-keeping and quality control to ensure that CEL-SCI's products meet applicable specifications and other requirements.

      If CEL-SCI does not comply with regulatory requirements at any stage, whether before or after marketing approval is obtained, CEL-SCI may be subject to license suspension or revocation, criminal prosecution, seizure, injunction, fines, be forced to remove a product from the market or experience other adverse consequences, including restrictions or delays in obtaining regulatory marketing approval for such products or for other products for which it seeks approval. This could materially harm CEL-SCI's financial results, reputation and stock price. Additionally, CEL-SCI may not be able to obtain the labeling claims necessary or desirable for product promotion. CEL-SCI may also be required to undertake post-marketing trials, which will be evaluated by applicable authorities to determine if CEL-SCI's products may remain on the market. If CEL-SCI or other parties identify adverse effects after any of CEL-SCI's products are on the market, or if manufacturing problems occur, regulatory approval may be suspended or withdrawn. CEL-SCI may be required to reformulate its products, conduct additional clinical trials, make changes in product labeling or indications of use, or submit additional marketing applications to support any changes. If CEL-SCI encounters any of the foregoing problems, its business and results of operations will be harmed and the market price of its common stock may decline.

      CEL-SCI cannot predict the extent of adverse government regulations which might arise from future legislative or administrative action. Without government approval, CEL-SCI will be unable to sell any of its products.

Foreign governments often impose strict price controls, which may adversely affect CEL-SCI's future profitability.

      CEL-SCI intends to seek approval to market Multikine in both the United States and foreign jurisdictions. If CEL-SCI obtains approval in one or more foreign jurisdictions, CEL-SCI will be subject to rules and regulations in those jurisdictions relating to Multikine. In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. To obtain reimbursement or pricing approval in some countries, CEL-SCI may be required to conduct a clinical trial that compares the cost-effectiveness of Multikine to other available therapies. If reimbursement of Multikine is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, CEL-SCI may be unable to achieve or sustain profitability.

Risks Related to Intellectual Property

CEL-SCI may not be able to achieve or maintain a competitive position, and other technological developments may result in CEL-SCI's proprietary technologies becoming uneconomical or obsolete.

      CEL-SCI is involved in a biomedical field that is undergoing rapid and significant technological change. The pace of change continues to accelerate. The successful development of products from CEL-SCI's compounds, compositions and processes through CEL-SCI-financed research, or as a result of possible licensing arrangements with pharmaceutical or other companies, is not assured.

      Many companies are working on drugs designed to cure or treat cancer or cure and treat viruses, such as HPV or H1N1. Many of these companies have financial, research and development, and marketing resources, which are much greater than CEL-SCI's, and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases. CEL-SCI's market share will be reduced or eliminated if CEL-SCI's competitors develop and obtain approval for products that are safer or more effective than CEL-SCI's products.

CEL-SCI's patents might not protect CEL-SCI's technology from competitors, in which case CEL-SCI may not have any advantage over competitors in selling any products which it may develop.

     Certain aspects of CEL-SCI's technologies are covered by U.S. and foreign patents. In addition, CEL-SCI has a number of new patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford CEL-SCI. Disputes may arise between CEL-SCI and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that CEL-SCI will be in a position, or will deem it advisable, to carry on such a defense. A suit for patent infringement could result in increasing costs, delaying or halting development, or even forcing CEL-SCI to abandon a product. Other private and public concerns, including universities, may have filed applications for, may have been issued, or may obtain additional patents and other proprietary rights to technology potentially useful or necessary to CEL-SCI. CEL-SCI currently is not aware of any such patents, but the scope and validity of such patents, if any, and the cost and availability of such rights are impossible to predict. Also, as far as CEL-SCI relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

Much of CEL-SCI's intellectual property is protected as a trade secret, not as a patent.

      Much of CEL-SCI's intellectual property pertains to its manufacturing system, certain aspects of which may not be suitable for patent filing and must be protected as trade secrets. Those trade secrets must be protected diligently by CEL-SCI to protect their disclosure to competitors, since legal protections after disclosure may be minimal or non-existent. Accordingly, much of CEL-SCI's value is dependent upon its ability to keep its trade secrets confidential. Although CEL-SCI takes measures to ensure confidentiality, CEL-SCI may fail in that attempt. In addition, in some cases a regulator considering CEL-SCI's application for product approval may require the disclosure of some or all of CEL-SCI's proprietary information. In such a case, CEL-SCI must decide whether to disclose the information or forego approval in a particular country. If CEL-SCI is unable to market its products in key countries, CEL-SCI's opportunities and value may suffer.

Risks Related to CEL-SCI's Common Stock

Since the market price for CEL-SCI's common stock is volatile, investors may not be able to sell any of CEL-SCI's shares at a profit.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. During the twelve months ended July 31, 2014, CEL-SCI's post-split stock price has ranged from a low of $0.53 per share to a high of $2.70 per share. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, publications by market analysts, law suits, and general market conditions may have a significant effect on the future market price of CEL-SCI's common stock.

Future sales of CEL-SCI's securities may dilute the value of current investors' holdings.

     The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's preferred stock allow CEL-SCI's directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's common stock. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management. In addition, CEL-SCI has issued warrants in the past and may do so in the future. These warrants, providing a future right to purchase shares of CEL-SCI's common stock at an established price, may further dilute the ownership of current shareholders.

      In order to raise additional capital, CEL-SCI may need to sell shares of its common stock, or securities convertible into common stock, at prices that may be below the prevailing market price of CEL-SCI's common stock at the time of sale. Since CEL-SCI's stock price has been volatile, even a sale at market price one week may represent a substantial "discount" over the prior week's price. Future sales of CEL-SCI's securities will dilute CEL-SCI's current stockholders and investors and may have a negative effect on the market price of its common stock.

Shares issuable upon the conversion of a note or upon the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of CEL-SCI's common stock.

      As of July 31, 2014, there were outstanding options which allows the holders to purchase approximately 5,955,000 shares of CEL-SCI's common stock, at prices ranging between $0.85 and $20.00 per share, outstanding warrants which allow the holders to purchase approximately 36,730,000 shares of CEL-SCI's common stock, at prices ranging between $0.53 and $17.50 per share, and a convertible note which allows the holder to acquire approximately 276,000 shares of CEL-SCI's common stock at a conversion price of $4.00. The outstanding options and warrants could adversely affect CEL-SCI'S ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when CEL-SCI may be able to obtain additional capital through a new offering of securities on terms more favorable to CEL-SCI than the terms of the outstanding options and warrants. For the life of the options, warrants and the convertible note, the holders have the opportunity to profit from a rise in the market price of CEL-SCI's common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants, or the conversion of the note, will also dilute the ownership interests of CEL-SCI's existing stockholders.

      Substantially all of the shares of common stock that are issuable upon the conversions of the note, of the exercise of outstanding options and warrants, may be sold in the public market. The sale of common stock described above, or the perception that such sales could occur, may adversely affect the market price of CEL-SCI's common stock.

      Any decline in the price of CEL-SCI's common stock may encourage short sales, which could place further downward pressure on the price of CEL-SCI's common stock. Short selling is a practice of selling shares which are not owned by a seller at that time, with the expectation that the market price of the shares will decline in value after the sale, providing the short seller a profit.

We may have exposure for certain securities we sold in October 2013.

     In September 2012, we filed a shelf registration statement covering the sale of $50,000,000 of securities (the "2012 Registration Statement"), and in January 2013 we filed another shelf registration statement covering the sale of an additional $50,000,000 of securities (the "2013 Registration Statement"). In October 2013, we filed a prospectus supplement to the 2012 Registration Statement for the sale in an underwritten public offering of 17,826,087 shares of our common stock, 20,475,000 Series S Warrants, as well as up to 20,475,000 shares of common stock issuable upon the exercise of the Series S warrants (the "October Prospectus"). Collectively, we offered approximately $43.4 million of securities pursuant to the October Prospectus. This amount includes approximately $17.8 million for the sale of the common stock and Series S warrants and $25.6 million upon the exercise of the Series S Warrants. We subsequently realized that at the time of the October 2013 offering we had approximately $28.9 million available for issuance under the 2012 Registration Statement. As a result, we issued securities that were not registered with the SEC, and that may not have been eligible for an exemption from registration under the federal or state securities laws. We had securities available under the 2013 Registration Statement to register all of the securities not covered by the 2012 Registration Statement. In December 2013, we filed a prospectus supplement to the 2013 Registration Statement registering the offer and sale of all of the shares of common stock issuable upon exercise of the Series S Warrants included in the October 2013 offering to assure that the offering and sale of all of the shares issuable upon exercise of the Series S Warrants were registered (the "December Prospectus"). Prior to the filing of the December Prospectus, no Series S Warrants issued in the October offering had been exercised. Notwithstanding the above, the actions we have taken to mitigate our possible non-compliance with securities laws will not prevent regulators from asserting that we violated the law, from imposing penalties and fines against us with respect to any potential violations of securities laws, and may subject us to possible claims for damages from certain investors.

                             COMPARATIVE SHARE DATA

                                                  Number of Shares

Shares outstanding as of August 15, 2014             79,675,776

      The number of shares outstanding as of August 15, 2014 excludes shares which may be issued upon the exercise of the options or warrants, or the conversion of the note, described below.

Other Shares Which May Be Issued:
                                                        Number of        Note
                                                         Shares       Reference

   Shares issuable upon exercise of Series L warrants    70,000          A

   Shares issuable upon the exercise of
      Series N warrants                               2,844,627         B

   Shares issuable upon the exercise of warrants
     held by private investors                           16,750         C

   Shares issuable upon exercise of options granted
     to CEL-SCI's officers,  directors, employees,
     consultants, and third parties                   6,701,315         D

                                                        Number of       Note
                                                          Shares      Reference

   Shares issuable upon exercise of Series A warrants     130,347         E

   Shares issuable upon conversion of note payable to
     officer and director                                 276,014         F

   Shares issuable upon exercise of warrants held by
     officer and director                                 349,754         F

   Shares issuable upon exercise of Series B warrants      50,000         G

   Shares issuable upon exercise of Series C warrants     463,487         H

   Shares issuable upon exercise of Series F warrants   1,200,000         J

   Shares issuable upon exercise of Series H warrants   1,200,000         K

   Shares issuable upon exercise of Series P warrants     590,001         L

   Shares issuable upon exercise of Series Q warrants   1,200,000         M

   Shares issuable upon exercise of Series R warrants   2,625,000         N

   Shares issuable upon exercise of Series S warrants  23,624,326         O

   Shares issuable upon exercise of Series T warrants   1,782,057         P

   Shares issuable upon exercise of Series U warrants     445,514         P

A. The Series L warrants allow the holders to purchase up to:

     o 70,000 shares of CEL-SCI's common stock at a price of $2.50 per share at any time on or before April 2, 2015.

B. On August 18, 2008, CEL-SCI sold 138,339 shares of common stock and 207,508 Series N warrants in a private financing for $1,037,500. In June 2009, an additional 116,667 shares and 181,570 Series N warrants were issued to the investors. In October 2011, an additional 83,333 shares and 129,693 Series N warrants were issued to the investors. In October 2013, an additional 764,602 shares and 1,189,961 Series N warrants were issued to the investors. In December 2013, an additional 798,481 shares and 1,242,688 Series N warrants were issued to the investors. In January 2014, CEL-SCI offered to the investors to extend the Series N warrants by one year and allow for cashless exercise in exchange for cancelling the reset provision in the warrant agreement. One of the investors accepted this offer. As of August 15, 2014, 106,793 Series N Warrants had been exercised. The remaining 2,844,627 Series N warrants entitle the holders to purchase one share of CEL-SCI's common stock at a price of $0.52731 per share at any time prior to August 18, 2015.

C. On July 8, 2009, CEL-SCI sold shares of its common stock in a private transaction and issued warrants as part of the financing. The name of the warrant holder and the terms of the warrants are shown below:

                                      Shares Issuable
                             Issue    Upon Exercise      Exercise   Expiration
Warrant Holder               Date       of Warrants       Price        Date
--------------               -----    ----------------   --------   ----------

Christian Schleuning         7/8/09       16,750          $ 5.00      1/8/15


      The shares of common stock issuable upon the exercise of these warrants were registered by means of a separate registration statement.

D. The options are exercisable at prices ranging from $0.85 to $20.00 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

E. Between June 23 and July 1, 2009, CEL-SCI sold 1,509,935 shares of its common stock at a price of $4.00 per share. The investors in this offering also received 1,011,656 Series A warrants. Each Series A warrant entitles the holder to purchase one share of CEL-SCI's common stock. The Series A warrants may be exercised at any time prior to December 24, 2014 at a price of $5.00 per share. As of August 15, 2014, 881,309 Series A warrants had been exercised. The remaining 130,347 Series A warrants entitle the holders to purchase one share of CEL-SCI's common stock at a price of $5.00 per share.

F. Between December 2008 and June 2009, Maximilian de Clara, CEL-SCI's President and a director, loaned CEL-SCI $1,104,057. The loan was initially payable at the end of March, 2009, but was extended to the end of June, 2009. At the time the loan was due, and in accordance with the loan agreement, CEL-SCI issued Mr. de Clara a warrant which entitles Mr. de Clara to purchase 164,824 shares of CEL-SCI's common stock at a price of $4.00 per share. The warrant is exercisable at any time prior to December 24, 2014. Although the loan was to be repaid from the proceeds of a financing, CEL-SCI's Directors deemed it beneficial not to repay the loan and negotiated a second extension of the loan with Mr. de Clara on terms similar to the June 2009 financing. Pursuant to the terms of the second extension the note is now due on July 6, 2014, but, at Mr. de Clara's option, the loan can be converted into shares of CEL-SCI's common stock. The number of shares which will be issued upon any conversion will be determined by dividing the amount to be converted by $4.00. As further consideration for the second extension, Mr. de Clara received warrants which allow Mr. de Clara to purchase 184,930 shares of CEL-SCI's common stock at a price of $5.00 per share at any time prior to January 6, 2015. On May 13, 2011, to recognize Mr. de Clara's willingness to agree to subordinate his note to convertible preferred shares and convertible debt, CEL-SCI extended the maturity date of the note to July 6, 2015. The loan from Mr. de Clara bears interest at 15% per year and is secured by a lien on substantially all of CEL-SCI's assets. CEL-SCI does not have the right to prepay the loan without Mr. de Clara's consent. As of August 15, 2014, none of the warrants issued to Mr. De Clara had been exercised.

G. On August 31, 2009, CEL-SCI borrowed $2,000,000 from two institutional investors. The loans are evidenced by CEL-SCI's Series B promissory notes which were repaid in September 2009. The Series B note holders also received Series B warrants which allow the holders to purchase up to 50,000 shares of CEL-SCI's common stock at a price of $6.80 per share. The Series B warrants may be exercised at any time prior to September 4, 2014. As of August 15, 2014, none of the Series B Warrants had been exercised.

H. On August 20, 2009, CEL-SCI sold 1,078,444 shares of its common stock to a group of private investors for $4,852,995 or $4.50 per share. The investors also received Series C warrants which entitle the investors to purchase 539,220 shares of CEL-SCI's common stock. The Series C warrants may be exercised at any time prior to February 20, 2015 at a price of $5.50 per share. As of August 15, 2014, 75,733 Series C warrants had been exercised. The remaining 463,487 Series C warrants entitle the holders to purchase one share of CEL-SCI's common stock at a price of $5.50 per share.

I. On September 21, 2009, CEL-SCI sold 1,428,572 shares of its common stock to a group of private investors for $20,000,000 or $14.00 per share. The investors also received Series D warrants which entitle the investors to purchase up to 471,428 shares of CEL-SCI's common stock. The Series D warrants could be exercised at any time prior to September 21, 2011 at a price of $15.00 per share. On September 21, 2011, all Series D warrants expired.

      CEL-SCI paid Rodman & Renshaw, LLC, the placement agent for the offering, a cash commission of $1,000,000, as well as an expense reimbursement of $37,500. CEL-SCI also issued Rodman & Renshaw 71,428 Series E warrants. Each Series E warrant entitles the holder to purchase one share of CEL-SCI's common stock. The Series E warrants may be exercised at any time prior to August 12, 2014 at a price of $17.50 per share. The Series E warrants expired on August 12, 2014.

J. On October 3, 2011 CEL-SCI sold 1,333,333 shares of its common stock to a group of private investors for $4,000,000 or $3.00 per share. The investors also received Series F warrants which entitle the investors to purchase up to 1,200,000 shares of CEL-SCI's common stock. The Series F warrants may be exercised at any time prior to October 6, 2014 at a price of $4.00 per share.

      CEL-SCI paid Chardan Capital Markets, LLC, the placement agent for this offering, a cash commission of $140,000, and issued 66,667 Series G warrants to Chardan. Each Series G warrant entitles the holder to purchase one share of CEL-SCI's common stock at a price of $4.00. The Series G warrants expired on August 12, 2014.

K. On January 25, 2012, CEL-SCI sold 1,600,000 shares of its common stock to institutional investors for $5,760,000 or $3.60 per share. The investors also received Series H warrants which entitle the investors to purchase up to 1,200,000 shares of CEL-SCI's common stock. The Series H warrants may be exercised at any time prior to August 1, 2015 at a price of $5.00 per share. As of August 15, 2014, none of the Series H Warrants had been exercised.

L. On February 10, 2012, CEL-SCI issued 590,001 Series P warrants to the former holder of the Series O warrants as an inducement for the early exercise of the Series O warrants. The Series P warrants allow the holder to purchase up to 590,001 shares of CEL-SCI's common stock at a price of $4.50 per share. The Series P warrants are exercisable at any time prior to March 7, 2017. As of August 15, 2014, none of the Series P Warrants had been exercised.

M. On June 21, 2012, CEL-SCI sold 1,600,000 shares of its common stock to institutional investors for $5,600,000 or $3.50 per share. The investors also received Series Q warrants which allow the investors to purchase up to 1,200,000 shares of CEL-SCI's common stock. The Series Q warrants may be exercised at any time after prior to December 22, 2015 at a price of $5.00 per share. As of August 15, 2014, none of the Series Q Warrants had been exercised.

N. On December 4, 2012, CEL-SCI sold 3,500,000 shares of its common stock to institutional investors for $10,500,000 or $3.00 per share. The investors also received Series R warrants which entitle the investors to purchase up to 2,625,000 shares of CEL-SCI's common stock. The Series R warrants may be exercised at any time prior to December 7, 2016 at a price of $4.00 per share. As of August 15, 2014, none of the Series R Warrants had been exercised.

O. On October 11, 2013, CEL-SCI, in an underwritten public offering, sold 17,826,087 shares of its common stock, as well as 20,475,000 Series S warrants, for net proceeds of approximately $16,424,000, after deduction for underwriting discounts and commissions. The Series S warrants may be exercised at any time prior to October 11, 2018 at a price of $1.25 per share.

      On December 24, 2013, CEL-SCI closed a public offering of 4,761,905 units of common stock and warrants at a price of $0.63 per unit for net proceeds of $2,790,000, net of underwriting discounts and commissions and offering expenses of the Company. Each unit consisted of one share of common stock and one Series S warrant to purchase one share of common stock. The Series S warrants are immediately exercisable, expire on October 11, 2018, and have an exercise price of $1.25. The underwriters purchased an additional 476,190 units of common stock and warrants pursuant to the overallotment option, for which the Company received net proceeds of approximately $279,000.

      On February 7, 2014, the warrants issued in connection with the public offerings in October and December 2013 began trading on the NYSE MKT under the ticker symbol "CVM WS". As of August 15, 2014, 2,088,769 Series S Warrants had been exercised. The remaining 23,624,326 Series S warrants entitle the holders to purchase one share of CEL-SCI's common stock at a price of $1.25 per share.

P. On April 17, 2014, CEL-SCI closed a public offering of 7,128,229 shares of common stock and warrants to purchase an aggregate of 1,782,057 shares of common stock. The units were sold at a price of $1.40 per unit and resulted in net proceeds of approximately $9.23 million. The warrants are immediately exercisable, expire on October 17, 2014, and have an exercise price of $1.58 per share. As of August 15, 2014, none of the Series T Warrants had been exercised.

      CEL-SCI issued Dawson James Securities, Inc. and Laidlaw & Company (UK) Ltd. 445,514 Series U warrants for being joint book-running managers and underwriters for this offering. Each Series U warrant entitles the holder to purchase one share of CEL-SCI's common stock. The Series U warrants may be exercised beginning October 17, 2014 at a price of $1.75 per share and expire on October 17, 2017. As of August 15, 2014, none of the Series U warrants had been exercised.

                        MARKET FOR CEL-SCI'S COMMON STOCK

      As of August 15, 2014 there were approximately 1,360 record holders of CEL-SCI's common stock. CEL-SCI's common stock is traded on the NYSE MKT under the symbol "CVM".

      On June 25, 2013, CEL-SCI's shareholders approved a reverse split of CEL-SCI's common stock. The reverse split became effective on the NYSE MKT on September 25, 2013. On that date, every ten issued and outstanding shares of CEL-SCI's common stock automatically converted into one outstanding share.

      As a result of the reverse stock split, the number of CEL-SCI's outstanding shares of common stock decreased from 310,005,272 (pre-split) shares to 31,001,686 (post-split) shares. In addition, by reducing the number of CEL-SCI's outstanding shares, CEL-SCI's loss per share in all prior periods will increase by a factor of ten.

      Shown below are the post-split range of high and low quotations for CEL-SCI's common stock for the periods indicated as reported on the NYSE MKT. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

        Quarter Ending         High              Low
        --------------         ----              ---

         12/31/11             $4.20             $2.70
          3/31/12             $6.50             $2.80
          6/30/12             $5.80             $3.30
          9/30/12             $4.70             $3.10

         12/31/12             $3.90             $2.60
          3/31/13             $2.90             $2.10
          6/30/13             $3.10             $2.00
          9/30/13             $2.70             $1.60

         12/31/13             $1.80             $0.53
          3/31/14             $1.90             $0.59
          6/30/14             $1.68             $1.01

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

      The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's preferred stock would allow CEL-SCI's directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's common stock. The issuance of preferred stock with such rights may make more difficult the removal of management, even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's common stock.

                              SELLING SHAREHOLDERS

      CEL-SCI has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant or issuance to selected employees of CEL-SCI and other persons of shares of CEL-SCI's common stock or options to purchase shares of CEL-SCI's common stock. Persons who received shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      CEL-SCI has adopted a number of Stock Option and Stock Bonus Plans, as well as a Stock Compensation Plan. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plans. CEL-SCI has Incentive Stock Option Plans which authorize the issuance of shares of CEL-SCI's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

     Non-Qualified Stock Option Plans. CEL-SCI has Non-Qualified Stock Option Plans which authorize the issuance of shares of CEL-SCI's Common Stock to persons that exercise options granted pursuant to the Plans. CEL-SCI's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee on the date the option is granted.

      Stock Bonus Plans. CEL-SCI has Stock Bonus Plans which allow for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Stock Compensation Plan. CEL-SCI's Stock Compensation Plan provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI, as well as consultants to CEL-SCI, that agree to receive shares of CEL-SCI's common stock in lieu of all or part of the compensation owed to them by CEL-SCI. However, bona fide services must be rendered by consultants and the services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      2014 Incentive Stock Bonus Plan. CEL-SCI's 2014 Incentive Stock Bonus Plan provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI as well as consultants to CEL-SCI when CEL-SCI reaches certain performance goals which are established from time to time by CEL-SCI's board of directors. The primary purpose of the plan is to 1) align the interests of those Company employees whose work is essential to the Company's ability to commercialize its patented Multikine technology with those of the Company's shareholders through performance based compensation and 2) to tie these key employees to the Company for the rest of the foreseeable drug development phase of Multikine.

Stock Awards

      On August 6, 2014 CEL-SCI's board of directors granted stock awards ("Awarded Shares") pursuant to the shareholder approved 2014 Plan to the persons (the "Grantees") and in the amounts shown below.

            Grantee                    Awarded Shares (1)
            -------                    ------------------

            Geert Kersten                  5,800,000
            Eyal Talor                     3,100,000
            Patricia Prichep               3,100,000
            John Cipriano                  1,600,000

(1) The Awarded Shares (or a portion of the shares) will only be earned based upon the achievement of certain significant milestones leading to the commercialization of CEL-SCI's Multikine technology or significant increases in the market price of CEL-SCI's common shares.

      Upon the achievement of the following performance goals, a percentage of the Awarded Shares will be earned by the Grantees and will no longer be subject to being forfeited to CEL-SCI.

i. Upon either (a) the enrollment of 350 patients in the Phase 3 head and neck cancer study or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which such common stock is then traded exceeds $3.50 for ten consecutive trading days, each Grantee shall earn 25% of the Awarded Shares.

      ii. Upon either (a) the full enrollment of patients in the Phase 3 head and neck cancer study or (b) the start of a pivotal clinical trial for Multikine (Leukocyte Interleukin, Injection) (the "Proprietary Technology") in a disease indication other than head and neck cancer or (c) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $6.00 for ten consecutive trading days, each Grantee will earn 50% of the Awarded Shares, less any of the Awarded Shares previously earned.

      iii. Upon either (a) the end of the Phase 3 head and neck cancer study or any other pivotal study involving the Proprietary Technology, or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $9.00 for ten consecutive trading days, each Grantee will earn 75% of the Awarded Shares, less any of the Awarded Shares previously earned.

       iv. Upon either (a) the filing of the first marketing application for any pharmaceutical based upon the Proprietary Technology in any of the USA, Canada, UK, Germany, France, Italy, Spain, Japan, or Australia, or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $12.00 for ten consecutive trading days, each Grantee will earn 100% of the Awarded Shares, less any of the Awarded Shares previously earned.

      The stock price per share will be proportionately adjusted in the event of any stock splits, stock dividends; recapitalizations or similar events.

      The Grantees may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Awarded Shares until the shares are earned.

      If the Grantee has not earned any part of the Awarded Shares as of August 6, 2017, all Awarded Shares will be forfeited and returned to CEL-SCI.

      The Grantees will forfeit and return to CEL-SCI all Awarded Shares that have not been earned as of August 5, 2024.

     Notwithstanding the above, upon the occurrence of a Level One Change in Control, all Awarded Shares which have not previously been earned will vest and all restrictions pertaining to the Awarded Shares (other than as may be provided by applicable securities laws) which have not previously been earned will lapse. Upon the occurrence of a Level Two Change in Control, if during the period commencing on the date that is 12 months prior to the occurrence of the Level Two Change in Control and ending on the date that is 48 months following the Level Two Change in Control, the Grantee's employment with the Company is terminated, other than for Cause, or the Grantee terminates his employment on account of Good Reason, all Awarded Shares will vest and all restrictions pertaining to the Awarded Shares (other than as may be provided by applicable securities laws) will lapse.

     (i) A Level One Change in Control will occur upon (a) the acquisition by any individual, entity or group of beneficial owners (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 50% or more of either (1) the then outstanding shares of the common stock of the Company, or (2) the combined voting power of the then outstanding voting securities of CEL-SCI entitled to vote in the election of directors or (b) a majority of the Board consisting of persons who were not nominated or appointed in the first instance by the Board.

     (ii) A Level Two Change in Control will occur upon acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 20% or more of either (1) the then outstanding shares of CEL-SCI's common stock, or (2) the combined voting power of CEL-SCI's then outstanding voting securities entitled to vote in the election of directors.

    (iii) Cause means (a) conviction of, or pleas of nolo contendere, by the Grantee for a felony or dishonesty while performing his employment duties, (b) a Grantee's violation of any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement applicable to the Grantee or (c) the Grantee's continued failure to materially carry out his duties as an employee which failure has not been cured within 30 days after the Grantee receives written notice of such failure.

     (iv) Good Reason means (a) a reduction in compensation (including benefits) of the Grantee or (b) the Grantee being assigned any duties which are materially inconsistent with the duties of the Grantee immediately prior to the occurrence of the Level Two Change in Control or (c) the office at which the Grantee performs his duties is more than 10 miles from the office at which the Grantee performed his duties immediately prior to the occurrence of the Level Two Change in Control.

     Summary. The following lists, as of August 15, 2014 the options and shares granted pursuant to the Plans. Each option represents the right to purchase one share of CEL-SCI's common stock.

                                     Total        Shares        Shares
                                    Shares     Reserved for    Issued as       Remaining
                                   Reserved    Outstanding    Stock Bonus/   Options/Shares
Name of Plan                      Under Plans    Options      Compensation     Under Plans
------------                      -----------  ------------   ------------   --------------

Incentive Stock Option Plans       1,960,000    1,710,997          N/A            3,303
Non-Qualified Stock Option Plans   5,680,000    4,980,818          N/A          142,263
Stock Bonus Plans                  1,594,000         N/A       ,015,529         577,715
Stock Compensation Plan            1,350,000         N/A      1,030,293         319,707
2014 Incentive Stock Bonus Plan   16,000,000         N/A     13,600,000       2,400,000


     Shares issuable upon the exercise of options granted to CEL-SCI's officers and directors pursuant to the Incentive Stock Option and Non-Qualified Stock Option Plans, as well as shares issued pursuant to the Stock Bonus Plans, 2014 Incentive Stock Bonus Plan and Stock Compensation Plan, are being offered by means of this Prospectus. Certain options were granted in accordance with CEL-SCI's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of CEL-SCI was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary. The following table lists the shareholdings of CEL-SCI's officers and directors and the shares offered by means of this Prospectus as of August 15, 2014.

                                                                                     Number of
                                             Number of Shares Being Offered        shares which
  Name of                                                             Stock       will be owned     Percent
  Selling                       Number of     Option      Bonus    Compensation    on completion      of
Shareholder                   Shares Owned  Shares (2)    Shares      Shares      of the Offering    Class
------------                  ------------  ----------    ------    ------------  ---------------   -------

Maximilian de Clara               25,123      100,000          0          0            25,123            *
Geert R. Kersten                 737,310            0  5,800,000          0         6,537,310         8.20
Patricia B. Prichep              108,826            0  3,100,000          0         3,208,826         4.03
Eyal Talor, Ph.D.                 61,377            0  3,100,000          0         3,161,377         3.97
Daniel H. Zimmerman, Ph.D.        55,587      200,000          0          0            55,587            *
John Cipriano                          0            0  1,600,000          0         1,600,000         2.01
Alexander G. Esterhazy            23,316      100,000          0          0            23,316            *
C. Richard Kinsolving, Ph.D.      30,225      100,000          0          0            30,225            *
Peter R. Young, Ph.D.             29,776      100,000          0          0            29,776            *


* Less than 1%.

(1) Includes shares held in trusts for the benefit of Mr. Kersten's children.

(2) Represents shares issued or issuable upon exercise of stock options. The options held by CEL-SCI's officers and directors are exercisable at $1.10 per share.

      Mr. de Clara and Mr. Kersten are both officers and directors of CEL-SCI. Mr. Esterhazy, Mr. Kinsolving and Mr. Young are directors of CEL-SCI. The other persons in the foregoing table are officers of CEL-SCI.

      Each Selling Shareholder has represented that the Shares were purchased for investment and with no present intention of distributing or reselling such Shares. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, CEL-SCI has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions.

      Certain of the Selling Shareholders, their associates and affiliates may from time to time be employees of, customers of, engage in transactions with, and/or perform services for CEL-SCI or its subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

      CEL-SCI may sell shares of its common stock, preferred stock, convertible preferred stock, promissory notes, convertible notes or warrants in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to CEL-SCI from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to a placement agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Notwithstanding the above, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than 10% in connection with the sale of any securities offered by means of this prospectus or any related prospectus supplement, exclusive of any non-accountable expense allowance. Any securities issued by CEL-SCI to any FINRA member or independent broker-dealer in connection with an offering of CEL-SCI's securities will be considered underwriting compensation and may be restricted from sale, transfer, assignment, or hypothecation for a number of months following the effective date of the offering, except to officers or partners (not directors) of any underwriter or member of a selling group and/or their officers or partners.

      CEL-SCI's securities may be sold:

     o    At a fixed price.

     o As the result of the exercise of warrants or the conversion of preferred shares, and at fixed or varying prices, as determined by the terms of the warrants, or convertible securities.

     o    At varying prices in at the market offerings.

     o In privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased.

      If dealers are utilized in the sale of offered securities in respect of which this prospectus is delivered, CEL-SCI will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the securities sold to the dealers.

      If an agent is used in an offering of offered securities, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

      The securities may be sold directly by CEL-SCI to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities purchased by the institutional investors. The terms of any of the sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

      CEL-SCI may permit agents or underwriters to solicit offers to purchase its securities at the public offering price set forth in a prospectus supplement pursuant to a delayed delivery arrangement providing for payment and delivery on the date stated in the prospectus supplement. Any delayed delivery contract, when issued, will contain definite fixed price and quantity terms. The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than the condition that the delayed delivery contract will not violate applicable law. In the event the securities underlying the delayed delivery contract are sold to underwriters at the time of performance of the delayed delivery contract, those securities will be sold to those underwriters. Each delayed delivery contract shall be subject to CEL-SCI's approval. CEL-SCI will pay the commission indicated in the prospectus supplement to underwriters or agents soliciting purchases of securities pursuant to delayed delivery arrangements accepted by CEL-SCI.

      Notwithstanding the above, while prospectus supplements may provide specific offering terms, or add to or update information contained in this prospectus, any fundamental changes to the offering terms will be made by means of a post-effective amendment.

      Agents, dealers and underwriters may be entitled under agreements entered into with CEL-SCI to indemnification from CEL-SCI against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

                            DESCRIPTION OF SECURITIES

Common Stock

     CEL-SCI is authorized to issue 600,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

      CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. As of June 30, 2014 no shares of preferred stock were outstanding.

Warrants Held by Private Investors

      See "Comparative Share Data" for information concerning CEL-SCI's outstanding options, warrants and convertible securities.

Transfer Agent

      Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                 PLAN PROSPECTUS

                              CEL-SCI Corporation
                                8229 Boone Blvd.
                                   Suite 802
                             Vienna, Virginia 22314
                                 (703) 506-9460

                                  COMMON STOCK

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares of the Common Stock of CEL-SCI Corporation ("the Company") issuable pursuant to certain employee compensation plans adopted by the Company. The employee compensation plans provide for the issuance, to selected employees of the Company and other persons, of either shares of the Company's common stock or options to purchase shares of the Company's Common Stock. The employee compensation plans benefit the Company by giving selected employees and other persons having a business relationship with the Company a greater personal interest in the success of the Company.

      Shares of Common Stock reserved under the Company's Incentive Stock Option Plans are offered to those employees of the Company who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to the Incentive Stock Option Plans.

      Shares of Common Stock reserved under the Company's Non-Qualified Stock Option Plans are offered to those persons who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to the Non-Qualified Stock Option Plans.

      Shares of Common Stock reserved under the Stock Bonus Plans, or the 2014 Incentive Stock Bonus Plan, are offered to those persons granted, or may in the future be granted, shares of Common Stock pursuant to the Stock Bonus Plans.

      This prospectus also relates to shares of the Company's common stock issuable pursuant to the Company's Stock Compensation Plan. The Stock Compensation Plan provides for the issuance of shares of the Company's common stock to its officers, directors and employees, as well as consultants, that agree to receive shares of the Company's common stock in lieu of all or part of the compensation owed to them by the Company.


      This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

               The date of this Prospectus is ___________, 2014

      The Company's Stock Option Plans, Non-Qualified Stock Option Plans, Stock Bonus Plans, Stock Compensation Plan and 2014 Incentive Stock Bonus Plan are sometimes collectively referred to in this Prospectus as "the Plans". The terms and conditions of any stock grant and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between the Company and the Plan participants.

      Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of the Company are subject to certain restrictions under the Securities Act of l933. See "RESALE OF SHARES BY AFFILIATES".

      No person has been authorized to give any information, or to make any representations, other than those contained in this Prospectus, in connection with the shares offered by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering in any state or jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

      The Company's Common Stock is traded on the NYSE MKT under the symbol CVM.

      With respect to the Company's Plans, the shares to which this prospectus relates will be sold from time to time by the Company when and if options granted pursuant to the Plans are exercised. In the case of shares issued by the Company pursuant to the Stock Bonus Plans and 2014 Incentive Stock Bonus Plan, the shares will be deemed to be sold when the shares have been granted by the Company.

                                TABLE OF CONTENTS
                                                                        Page

AVAILABLE INFORMATION................................................     4

DOCUMENTS INCORPORATED BY REFERENCE..................................     4

GENERAL INFORMATION..................................................     5

INCENTIVE STOCK OPTION PLANS.........................................     7

NON-QUALIFIED STOCK OPTION PLANS.....................................     8

STOCK BONUS PLANS....................................................     9

STOCK COMPENSATION PLAN .............................................    10

2014 INCENTIVE STOCK BONUS PLAN .....................................    11

OTHER INFORMATION REGARDING THE PLANS................................    14

ADMINISTRATION OF THE PLANS..........................................    15

RESALE OF SHARES BY AFFILIATES.......................................    15

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLANS....................    16

DESCRIPTION OF COMMON STOCK..........................................    16

EXHIBITS:

    Each Plan referred to in this Prospectus.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information concerning the Company can be inspected at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

      All documents incorporated by reference, as well as other information concerning the Plans, other than exhibits to such reports and documents, are available, free of charge to holders of shares or options granted pursuant to the Plans, upon written or oral request directed to: the (Attention: Employee Plan Administrator), 8229 Boone Blvd., Suite 802, Vienna, Virginia 22182, (703) 506-9460.

      This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, which the Company has filed with the Commission under the Securities Act of l933 and to which reference is hereby made. Each statement contained in this Prospectus is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following document filed with the Commission by CEL-SCI (Commission File No. 001-11889 is incorporated by reference into this prospectus:

(1)  Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(2)  Report on Form 8-K filed on October 10, 2013.
(3)  Report on Form 8-K filed on October 11, 2013.
(4)  Report on Form 8-K filed on November 1, 2013.
(5)  Report on Form 8-K filed on December 19, 2013.
(6)  Report on Form 8-K filed on December 24, 2013.
(7)  Report on Form 8-K filed on April 14, 2014.
(8)  Report on Form 8-K filed on April 15, 2014.
(9)  Report on Form 8-K filed on April 18, 2014.
(10) Quarterly report on Form 10-Q for the three months ended December 31, 2013.
(11) Quarterly report on Form 10-Q for the six months ended March 31, 2014.
(12) Proxy statement relating to the annual meeting of shareholders to be held on July 22, 2014.
(13) Report on Form 8-K filed on June 23, 2014.
(14) Report on Form 8-K filed on August 7, 2014.
(15) Quarterly report on Form 10-Q for the nine months ended June 30, 2014.

     All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

     CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

      The Company does not intend to update this Prospectus in the future unless and until there is a material change in the information contained herein.

                               GENERAL INFORMATION


     In some cases the plans described below are collectively referred to as the "Plans". The terms and conditions of any stock issuance and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the agreements between the Company and the Plan participants. A summary of the Company's Plans follows.

     Incentive Stock Option Plans. The Company has Incentive Stock Option Plans which authorize the issuance of shares of its Common Stock to persons that exercise options granted pursuant to the Plans. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

     Non-Qualified Stock Option Plans. The Company has Non-Qualified Stock Option Plans which authorize the issuance of shares of its Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee on the date the option is granted.

     Stock Bonus Plans. The Company has Stock Bonus Plans which allow for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     Stock Compensation Plan. The Company's Stock Compensation Plan provides for the issuance of shares of its common stock to its officers, directors and employees, as well as consultants, that agree to receive shares of common stock in lieu of all or part of the compensation owed to them by the Company.

     2014 Incentive Stock Bonus Plan. CEL-SCI's 2014 Incentive Stock Bonus Plan provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI as well as consultants to CEL-SCI when CEL-SCI reaches certain performance goals. The primary purpose of the plan is to 1) align the interests of those Company employees whose work is essential to the Company's ability to commercialize its patented Multikine technology with those of the Company's shareholders through performance based compensation and 2) to tie these key employees to the Company for the rest of the foreseeable drug development phase of Multikine.

      On August 6, 2014 CEL-SCI's board of directors granted stock awards ("Awarded Shares") pursuant to the shareholder approved 2014 Plan to the persons (the "Grantees") and in the amounts shown below.

            Grantee                    Awarded Shares (1)

            Geert Kersten                  5,800,000
            Eyal Talor                     3,100,000
            Patricia Prichep               3,100,000
            John Cipriano                  1,600,000

(1) The Awarded Shares (or a portion of the shares) will only be earned based upon the achievement of certain significant milestones leading to the commercialization of CEL-SCI's Multikine technology or significant increases in the market price of CEL-SCI's common shares.

      Upon the achievement of the following performance goals, a percentage of the Awarded Shares will be earned by the Grantees and will no longer be subject to being forfeited to CEL-SCI.

     i. Upon either (a) the enrollment of 350 patients in the Phase 3 head and neck cancer study or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which such common stock is then traded exceeds $3.50 for ten consecutive trading days, each Grantee shall earn 25% of the Awarded Shares.

      ii. Upon either (a) the full enrollment of patients in the Phase 3 head and neck cancer study or (b) the start of a pivotal clinical trial for Multikine (Leukocyte Interleukin, Injection) (the "Proprietary Technology") in a disease indication other than head and neck cancer or (c) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $6.00 for ten consecutive trading days, each Grantee will earn 50% of the Awarded Shares, less any of the Awarded Shares previously earned.

      iii. Upon either (a) the end of the Phase 3 head and neck cancer study or any other pivotal study involving the Proprietary Technology, or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $9.00 for ten consecutive trading days, each Grantee will earn 75% of the Awarded Shares, less any of the Awarded Shares previously earned.

       iv. Upon either (a) the filing of the first marketing application for any pharmaceutical based upon the Proprietary Technology in any of the USA, Canada, UK, Germany, France, Italy, Spain, Japan, or Australia, or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $12.00 for ten consecutive trading days, each Grantee will earn 100% of the Awarded Shares, less any of the Awarded Shares previously earned.

      The stock price per share will be proportionately adjusted in the event of any stock splits, stock dividends; recapitalizations or similar events.

      The Grantees may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Awarded Shares until the shares are earned.

      If the Grantee has not earned any part of the Awarded Shares as of August 6, 2017, all Awarded Shares will be forfeited and returned to CEL-SCI.

      The Grantees will forfeit and return to CEL-SCI all Awarded Shares that have not been earned as of August 5, 2024.

      Summary. The following lists, as of August 15, 2014, the options and shares granted pursuant to the Plans. Each option represents the right to purchase one share of the Company's Common Stock.

                                     Total         Shares        Shares
                                     Shares     Reserved for   Issued as       Remaining
                                    Reserved    Outstanding   Stock Bonus/   Options/Shares
Name of Plan                      Under Plans      Options    Compensation     Under Plans
------------                      -----------   ------------  ------------   --------------

Incentive Stock Option Plans       1,960,000     1,710,997         N/A            3,303
Non-Qualified Stock Option Plans   5,680,000     4,980,818         N/A          142,263
Stock Bonus Plans                  1,594,000         N/A        1,015,529       577,715
Stock Compensation Plan            1,350,000         N/A        1,030,293       319,707
Incentive Stock Bonus Plan        16,000,000         N/A       13,600,000     2,400,000

      The following table lists the shares and options granted pursuant to the Plans as of August 15, 2014.

                                                                  Stock
  Name of                            Option        Bonus       Compensation
Option Holder                      Shares (1)      Shares         Shares
-------------                      ----------      ------      ------------

Maximilian de Clara                  720,825            0               0
Geert R. Kersten                   1,733,300    5,846,738          47,814
Patricia B. Prichep                  820,230    3,138,429          23,681
Eyal Talor, Ph.D.                    740,272    3,131,374          23,578
Daniel Zimmerman, Ph.D.              413,400       23,678          12,746
John Cipriano                        155,600    1,600,000               0
Alexander G. Esterhazy               338,733            0          23,316
C. Richard Kinsolving, Ph.D.         349,400            0          23,316
Peter R. Young, Ph.D.                339,000            0          23,316
Other employees and consultants    1,081,055      875,310         536,053


(1) Represents shares issued or issuable upon exercise of stock options. The options held by CEL-SCI's officers and directors are exercisable at prices ranging from $0.85 to $20.00 per share. Certain options were granted in accordance with CEL-SCI's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of CEL-SCI was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary.

                          INCENTIVE STOCK OPTION PLANS

Securities to be Offered and Persons Who May Participate in the Plans

      All employees of the Company are eligible to be granted options pursuant to the Plans as may be determined by the Company's Board of Directors which administers the Plans.

      Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

      The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      In the discretion of the Board of Directors, options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than l0% of the Common Stock of the Company be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plans be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plans

      The purchase price per share of common stock purchasable under an option is determined by the Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of the Company's outstanding shares). An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Incentive Stock Options Granted Under the Plans

     Options granted under the Plans will be incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") and will be subject to the provisions of the Code. Generally, if Common Stock of the Company is issued to an employee pursuant to an option granted as described below, and if no disqualifying disposition of such shares is made by such employee within one year after the transfer of such shares to him or within two years after the date of grant: (a) no income will be realized by the employee at the time of the grant of the option; (b) no income will be realized by the employee at the date of exercise; (c) when the employee sells such shares, any amount realized in excess of the option price will be taxed as a long-term capital gain and any loss sustained will be a long-term capital loss; and (d) no deduction will be allowed to the Company for federal income tax purposes. Generally, if any disqualifying disposition of such shares is made by an employee within one year after the transfer of such shares to him, or within two years after the date of grant, the difference between the amount paid for the shares upon exercise of the option and the fair market value of the shares on the date the option was exercised will be taxed as ordinary income in the year the disqualifying disposition occurs and the Company will be allowed a deduction for such amount. However, if such disqualifying disposition is a sale or exchange for which a loss would have been recognized (if sustained), the amount taxed to the employee as ordinary income (and deductible by the Company) will be limited to the excess of the amount realized upon such sale or exchange over the amount paid for the shares where such excess is less than the amount referred to in the preceding sentence. This limitation does not apply to a disposition of the type as to which losses (if sustained) are not recognized as deductible losses for income tax purposes, e.g., a gift, a sale to certain related persons or a so-called "wash" sale (a sale within 30 days before or after the acquisition of the Company's shares or the receipt of an option or the entering into a contract to buy the Company's shares). If the shares are sold in a disqualifying disposition during such one-year period and the amount realized is in excess of the fair market value of the shares at the time of exercise, such excess will be taxed as a long-term or short-term capital gain depending upon the holding period.

      An employee who exercises an incentive stock option may be subject to the alternative minimum tax since the difference between the option price and the fair market value of the stock on the date of exercise is an item of tax preference. However, no item of preference will result if a disqualifying disposition is made of the optioned stock.

                        NON-QUALIFIED STOCK OPTION PLANS

Securities to be Offered and Persons Who May Participate in the Plans

      The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options pursuant to the Plans as may be determined by the Company's Board of Directors which administers the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

      In the discretion of the Board of Directors options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plans

      The purchase price per share of common stock purchasable under an option is determined by the Board of Directors but cannot be less than the market price of the Company's Common Stock on the date the option is granted. An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be used at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Options Granted Under the Plans

     The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

      Since the amount of income realized by an Optionee on the exercise of an option under the Plans represents compensation for services provided to the Company, the Company may be required to withhold income taxes from the Optionee's income even though the compensation is not paid in cash. To withhold the appropriate tax on the transfer of the shares, the Company will (i) reduce the number of shares issued or distributed to reflect the necessary withholding,
(ii) withhold the appropriate tax from other compensation due to the Optionee, or (iii) condition the transfer of any shares to the Optionee on the payment to the Company of an amount equal to the taxes required to be withheld.

                                STOCK BONUS PLANS

Securities to be Offered and Persons Who May Participate in the Plans

     Under the Stock Bonus Plans, the Company's employees, directors and officers, and consultants or advisors to the Company will be eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares which may be granted may not exceed the amount available in the Bonus Share Reserve. The grant of the Company's shares rests entirely with the Company's Board of Directors which administer the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

      Shares of Common Stock which may be granted under the Stock Bonus Plans (the "Bonus Share Reserve") may consist, in whole or in part, of authorized but unissued shares or treasury shares.

Tax Aspects of Shares Granted Pursuant to the Plan

      Any shares of stock transferred to any person pursuant to the Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.

      There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation (depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by the Company.

      The Company does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plan. Furthermore, Section 83 permits the Company to take an ordinary business deduction equal to the amount includible by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                             STOCK COMPENSATION PLAN

Securities to be Offered and Persons Who May Participate in the Plan

      Pursuant to this Plan, up to 1,350,000 shares of common stock are reserved for issuance to officers, directors and employees of the Company, as well as consultants to the Company (collectively the "Participants") that agree to receive shares of the Company's common stock in lieu of all or part of the compensation owed to them by the Company.

      The Plan will terminate on December 31, 2014.

Acquisition of Securities Pursuant to the Plan

      If the Company is willing to offer shares of its common stock to any Participant in accordance with the Plan, the Company will provide the Participant with an Acceptance Form. A Participant wanting to accept the terms outlined in the Acceptance Form will be required to sign the form and return it to the Company by the date indicated on the form.

      The number of shares to be offered to each Participant will be equal to the number determined by dividing the compensation to be satisfied through the issuance of shares by the Price per Share. The Price per Share will be equal to the closing price of the Company's common stock on the date prior to the date the Acceptance Form is delivered to the Participant except that a higher or a lower price may be set by the Company's Compensation Committee. However in no case may the Price per Share be less than 80% of the closing price of the Company's common stock on the date prior to the date the Acceptance Form is delivered to the Participant.

      The Company, in its sole discretion, may determine that any eligible Participant will not, on any or on one or more occasions, be offered the opportunity to receive shares of common stock pursuant to this Plan.

      The agreement of any Participant to accept shares of common stock in lieu of compensation is subject to approval by the Company's board of directors, which approval may be refused for any reason.

      At the option of the Company, the shares of stock issuable pursuant to the Plan will be restricted securities as that term is defined in Rule 144 of the Securities and Exchange Commission.

Tax Aspects of Shares Received Pursuant to the Plan

     At the time the shares are issued, the Participant will incur taxable income equal to the market price of the Company's common stock on the date the Company's board of directors approves the issuance of shares to the Participant.

If the Participant is employed by the Company on the date the shares are issued, the Company may require the Participant to pay the Company all applicable federal and state withholding taxes with respect to such income or, may withhold such amounts from the Participant. If the Participant is not employed by the Company on the date the shares are issued, the delivery of the shares may be conditioned, at the Company's option, upon the Participant tendering to the Company an amount equal to all applicable federal and state withholding taxes. Federal withholding taxes will be based upon the then current provisions of the Internal Revenue Code for withholding taxes plus the Participant's share of Social Security and Medicaid taxes.

                         2014 INCENTIVE STOCK BONUS PLAN

Securities to be Offered and Persons Who May Participate in the Plan

     The Plan enables executive officers and other employees (the "Grantees"), who contribute significantly to the success of the Company, to participate in its future prosperity and growth and aligns their interests with those of the shareholders. The purpose of the Plan is to provide long term incentive for outstanding service to the Company and its shareholders and to assist in recruiting and retaining people of outstanding ability and initiative in executive and management positions. Pursuant to the Plan the Company's board of directors can award Grantees shares of the Company's common stock (the "Awarded Shares") which can be earned or forfeited according to those conditions specified at the time the Awarded Shares are granted.

Tax Aspects of Shares Received Pursuant to the Plan

      Any shares of stock transferred to any person pursuant to the 2014 Incentive Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.

      There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation (depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by the Company.

      The Company does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plan. Furthermore, Section 83 permits the Company to take an ordinary business deduction equal to the amount includible by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                      OTHER INFORMATION REGARDING THE PLANS

      All shares to be issued pursuant to the Plans will, prior to the time of issuance, constitute authorized but unissued shares or treasury shares.

      The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by the Company's Compensation Committee which administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies any vesting requirements imposed by the Committee when the shares were issued.

      Any shares issued pursuant to the Stock Bonus Plan, or the 2014 Incentive Stock Bonus Plan, and any options granted pursuant to the stock option Plans, will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled.

      Employment by the Company does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons shall be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of Common Stock issuable as bonus shares or upon the exercise of any options.

    The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

      The description of the federal income tax consequences as set forth in this Prospectus is intended merely as an aid for such persons eligible to participate in the Plans, and the Company assumes no responsibility in connection with the income tax liability of any person receiving shares or options pursuant to the Plans. Persons receiving shares or options pursuant to the Plans are urged to obtain competent professional advice regarding the applicability of federal, state and local tax laws.

      As of the date of this Prospectus, and except with respect to shares or options which have not yet vested, no terms of any Plan or any contract in connection therewith creates in any person a lien on any of the securities issuable by the Company pursuant to the Plans.

                           ADMINISTRATION OF THE PLANS

     The Plans are administered by the Company's Compensation Committee, which is appointed by the Company's Board of Directors. All directors serve for a one-year term or until their successors are elected. Any director may be removed at any time by a majority vote of the Company's shareholders present at any meeting called for the purpose of removing a director. Any vacancies which may occur on the Board of Directors will be filled by the remaining Directors. The

Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered, to select eligible employees of the Company to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      The Company's directors are elected each year at the annual shareholder's meeting.

                         RESALE OF SHARES BY AFFILIATES

      Shares of Common Stock acquired pursuant to the Plans may be resold freely, except as may be limited by agreement between the Company and the Plan participant and except that any person deemed to be an "affiliate" of the Company, within the meaning of the Securities Act of l933 (the "Act") and the rules and regulations promulgated thereunder, may not sell shares acquired by virtue of the Plans unless such shares are sold by means of a special Prospectus, are otherwise registered by the Company under the Securities Act for resale by such person or an exemption from registration under the Act is available. In any event, the sale of shares by affiliates will be limited in amount to the number of shares which can be sold by Rule 144. An employee who is not an officer or director of the Company generally would not be deemed an "affiliate" of the Company.

      In addition, the of shares or options by officers and directors will generally be considered a "sale" for purposes of Section l6(b) of the Securities Exchange Act of l934.

                AMENDMENT, SUSPENSION OR TERMINATION OF PLANS

      The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension shall not adversely affect rights or obligations with respect to shares or options previously granted.

                           DESCRIPTION OF COMMON STOCK

      The Common Stock issued as a stock bonus and the Common Stock issuable upon the exercise of any options granted pursuant to the Plans entitles holders to receive such dividends, if any, as the Board of Directors declares from time to time; to cast one vote per share on all matters to be voted upon by stockholders; and to share ratably in all assets remaining after the payment of liabilities in the event of liquidation, dissolution or winding up of the Company. The shares carry no preemptive rights. All shares offered under the Plans will, upon issuance by the Company (and against receipt of the purchase price in the case of options), be fully paid and non-assessable.